                                                                   Exhibit 11.1


                          MEDSTONE INTERNATIONAL, INC.
                      COMPUTATION OF PER SHARE INFORMATION




                                                         THREE MONTHS ENDED             SIX MONTHS ENDED
                                                               JUNE 30,                     JUNE 30,
                                                      -------------------------    -------------------------
                                                          1997          1996           1997           1996
                                                      -----------   -----------    -----------   -----------
Earnings:
   Net income (loss) ..............................   $ 1,022,497   $(3,030,560)   $ 1,882,950   $(2,413,246)
                                                      ===========   ===========    ===========   ===========

Computation of primary per share information:
   Shares:
      Number of shares outstanding(b) .............     5,401,880     5,531,750      5,427,993     5,532,093
      Add effect of outstanding
         options and warrants (a) .................        46,803           ---         62,015           ---
                                                      -----------   -----------    -----------   -----------
      Number of shares outstanding, as
         adjusted .................................     5,448,683     5,531,750      5,490,008     5,532,093
                                                      ===========   ===========    ===========   ===========
   Primary earnings per share:
      Net income (loss) ...........................   $       .19   $      (.55)   $       .34   $      (.44)
                                                      ===========   ===========    ===========   ===========

Computation of fully diluted per share information:
   Shares:
      Number of shares outstanding
         per primary computation ..................     5,401,880                    5,427,993
      Add effect of outstanding options and
         warrants (a) .............................       101,465                      116,695
                                                      -----------                  -----------
      Number of shares outstanding as
         adjusted .................................     5,503,345                    5,544,688
                                                      ===========                  ===========

   Fully diluted earnings per share:
      Net income ..................................   $       .19                  $       .34
                                                      ===========                  ===========






-----------
(a)   As determined by the application of the treasury stock method.
(b)   Weighted average number of shares outstanding.


                                       16